Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
July 21, 2021
We consent to the incorporation by reference in this Registration Statement on Form S-4 of Isabella Bank Corporation of our report dated March 10, 2021 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Isabella Bank Corporation for the year ended December 31, 2020, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Rehmann Robson LLC

Rehmann Robson LLC
Saginaw, Michigan